Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports First Quarter 2022 Results

Call scheduled for today, May 12, at 4:30 pm ET

TUCSON, Ariz., May 12, 2022 -- HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a life science company advancing precision medicine through its innovative transcriptome-wide profiling technology, today reported recent business highlights and financial results for the quarter ended March 31, 2022.

Recent Business Highlights

•	Released a proof-of-approach white paper, demonstrating the utility of HTG’s proprietary profiling technologies as a key component of its novel drug discovery and design platform.

•	Expanded the HTG Therapeutics business unit leadership team with the addition of Christina M. Carruthers, Ph.D., as Vice President of Target Strategy and Early Development.

•

Expanded the utility of the HTG EdgeSeq technology by harmonizing sample preparation protocols for the miRNA Whole Transcriptome Assay and the HTG Transcriptome Panel (HTP), allowing customers to use a single tissue section and one lysate method to run both panels.

•

Completed a private placement with a leading healthcare investor. The gross proceeds to HTG from the private placement, after deducting the placement agent fees and other expenses related to the transaction, were approximately $7.2 million.

First Quarter 2022 Financial Highlights:

Revenue for the quarter ended March 31, 2022 was $1.2 million, compared with $1.4 million for the same period in 2021, and was comprised entirely of product and product-related services revenue in both periods. Sales of the HTP to new and existing customers as consumables and sample processing services represented over 40% of revenue for the quarter ended March 31, 2022.

Net loss from operations for the quarter ended March 31, 2022 was $6.3 million, compared with $4.6 million for the same period in 2021. Net loss per share was $(0.81) for the quarter ended March 31, 2022 compared with $(0.80) for the first quarter of 2021.

Cash, cash equivalents and short-term available-for-sale securities totaled $21.6 million as of March 31, 2022, with current liabilities of approximately $8.5 million and non-current liabilities of $8.7 million.

Conference Call and Webcast:

HTG will host a conference call for the investment community today beginning at 4:30 p.m. Eastern Time. Conference call and webcast details are as follows:

Date:	Thursday, May 12, 2022
Time:	4:30 p.m. Eastern Time
Toll Free:	(855) 327-6837
International:	(631) 891-4304
Conference ID:	10019008
Webcast:	https://services.choruscall.com/mediaframe/webcast.html?webcastid=zldEP8Ko

About HTG:

HTG is accelerating precision medicine from diagnosis to treatment by harnessing the power of transcriptome-wide profiling to drive translational research, clinical diagnostics and targeted therapeutics across a variety of disease areas.

Building on more than a decade of pioneering innovation and partnerships with biopharma leaders and major academic institutes, HTG’s proprietary RNA platform technologies are designed to make the development of life science tools and diagnostics more effective and efficient and to unlock a differentiated and disruptive approach to transformative drug discovery. For more information visit www.htgmolecular.com.

HTG Investor Contact:

Ashley Robinson

LifeSci Advisors

Phone: (617) 430-7577

Email: arr@lifesciadvisors.com

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Product and product-related services revenue	$1,184,454	$1,435,146

Operating expenses:
Cost of product and product-related services revenue	855,048	785,200
Selling, general and administrative	4,663,011	3,859,619
Research and development	1,920,430	1,372,040
Total operating expenses	7,438,489	6,016,859
Operating loss	(6,254,035)	(4,581,713)
Other income (expense)	(243,098)	(264,145)
Net loss before income taxes	(6,497,133)	(4,845,858)
Provision for income taxes	(386)	(2,449)
Net loss	$(6,497,519)	$(4,848,307)

Net loss per share, basic and diluted	$(0.81)	$(0.80)
Shares used in computing net loss per share, basic and diluted	8,011,774	6,040,752

HTG Molecular Diagnostics, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2022	2021
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$14,614,427	$9,599,950
Short-term investments available-for-sale, at fair value	6,948,584	12,343,456
Accounts receivable, net	749,220	2,092,466
Inventory, net	2,022,478	1,987,753
Prepaid expenses and other	1,074,735	1,163,339
Total current assets	25,409,444	27,186,964
Operating lease right-of-use assets	1,245,045	1,345,361
Property and equipment, net	949,209	1,118,886
Other non-current assets	860,604	809,476
Total assets	$28,464,302	$30,460,687

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,317,009	$1,649,440
Accrued liabilities	1,024,984	2,022,569
Current portion of long-term debt	5,000,000	5,167,586
NuvoGen obligation - current	548,301	548,301
Operating lease liabilities - current	423,111	413,865
Other current liabilities	181,088	141,749
Total current liabilities	8,494,493	9,943,510
NuvoGen obligation - non-current, net of discount	3,725,273	3,900,880
Long-term debt, net	4,046,356	5,178,629
Other non-current liabilities	929,706	1,037,844
Total liabilities	17,195,828	20,060,863
Commitments and Contingencies
Total stockholders’ equity	11,268,474	10,399,824
Total liabilities and stockholders' equity	$28,464,302	$30,460,687